BRT REALTY TRUST REPORTS
FIRST QUARTER RESULTS
FOR DECEMBER 31, 2016

-    Generates Net Income of $1.13 per Diluted Share, Including Gains on Sale of Properties -
- FFO of $0.14 and AFFO of $0.21 per Diluted Share -

Great Neck, New York - February 8, 2017 - BRT REALTY TRUST (NYSE:BRT) today announced operating results for the three months ended December 31, 2016, the Company’s first quarter of fiscal 2017.

Jeffrey A. Gould, President and Chief Executive Officer, stated: “Our efforts to improve our portfolio continues. In the quarter, we acquired three multi-family properties, including investments in two unconsolidated joint ventures, while advantageously selling four properties that we believe have less growth potential over the long term. BRT remains focused on strengthening its portfolio through continued execution on this targeted strategy that we believe will result in enduring value creation for our shareholders in the long term.”

Financial Results:

Net income attributable to common shareholders was $15.8 million, or $1.13 per diluted share, for the current three months, compared to a net loss of $2.0 million, or $0.14 per share, for the three months ended December 31, 2015. The growth in net income was due to $17.8 million, or $1.27 per share, in gains from sales of multi-family properties in the quarter, net of non-controlling interests and mortgage prepayment charges.

Funds from Operations, or FFO, for the three months ended December 31, 2016 was $1.9 million, or $0.14 per diluted share, compared to $1.7 million, or $0.12 per diluted share, in the corresponding period of the prior year. Adjusted Funds from Operations, or AFFO, for the three months ended December 31, 2016 was $2.9 million, or $0.21 per diluted share, compared to $2.3 million, or $0.17 per diluted share, in the corresponding period of the prior year. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Operating Results:

As of December 31, 2016, BRT owned 30 multi-family properties, with 8,624 units across eleven states primarily located in the Sunbelt growth market. Average total occupancy at the stabilized properties during the quarter was 93.2%. Our average rental rate per occupied unit during the quarter was $894 per month.

Total revenues for the three months ended December 31, 2016 increased 14.8% to $25.6 million from $22.3 million for the quarter ended December 31, 2015. The growth is due primarily to rental revenue from ten multi-family properties acquired during the year ended September 30, 2016.

Total expenses for the quarter ended December 31, 2016 were $28.4 million compared to $24.1 million, from the quarter ended December 31, 2015. The additional expense is due primarily to increases in depreciation, real estate operating expenses and interest expense from the ten multi-family properties acquired in fiscal 2016.

Gain on sale of real estate for the quarter ended December 31, 2016 increased to $35.8 million from $609,000 for the corresponding prior year period. The gain is attributable primarily to the sale of four multi-family properties. BRT’s share of the gain in the current period was $18.7 million. At December 31, 2016, BRT’s operating loss carry forward was approximately $15 million to $20 million. During the current quarter, BRT incurred a $799,000 mortgage prepayment charge in connection with the sale of a multi-family property.

Portfolio Activity:

As previously disclosed, the Company acquired one multi-family property with an aggregate of 220 units for $38.5 million, including assumed mortgage debt of $27.6 million and $2.3 million of supplemental mortgage debt obtained in connection with the acquisition. This property is expected to generate $3.5 million of rental revenue annually.

The Company purchased, for $14.3 million, interests in two unconsolidated joint ventures that own multi-family properties. One venture owns an existing 374 unit multi-family property and another venture contemplates the construction of a 339 unit multi-family property. Consistent with our emphasis on the Sunbelt markets, the properties are located in Columbia, South Carolina.

BRT sold four multi-family properties with an aggregate of 1,016 units for $130.2 million and recorded a related gain of $35.4 million, of which BRT’s share is $18.3 million.

Balance Sheet:

At December 31, 2016, BRT had $51.2 million of cash and cash equivalents, total assets of $849.0 million, total debt of $610.6 million, net of deferred costs of $5.6 million, and total shareholders’ equity of $170.6 million.

At February 1, 2017, BRT had approximately $50.7 million of cash and cash equivalents.

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds From Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting AFFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures). Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another.

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating BRT’s performance, management is careful to examine GAAP measures such as net income (loss) and cash flows from operating, investing and financing activities. Management also reviews the reconciliation of net income (loss) to FFO and AFFO.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2016.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties, and owns, operates and develops other commercial and mixed use real estate assets. Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended December 31, 2016 for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtrealty.com.

Contact: Investor Relations - (516) 466-3100

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100

Telecopier (516) 466-3132
www.BRTRealty.com

(17/BRT Press Release/First Quarter December 31 2016 Earnings Press Release REV 5)

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2016 (Unaudited)	September 30, 2016
ASSETS
Real estate properties, net of accumulated depreciation	$746,183	$759,576
Real estate loan	5,900	19,500
Cash and cash equivalents	51,231	27,399
Restricted cash	6,683	7,383
Other assets	39,077	27,045
Real estate asset held for sale	—	33,996
Total Assets	$849,074	$874,899

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$573,577	$588,457
Junior subordinated notes, net of deferred costs	37,003	36,998
Accounts payable and accrued liabilities	18,873	20,716
Mortgage payable held for sale	—	27,052
Total Liabilities	629,453	673,223

Total BRT Realty Trust shareholders' equity	170,643	151,290
Non-controlling interest	48,978	50,386
Total Equity	219,621	201,676
Total Liabilities and Equity	$849,074	$874,899

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31,

	2016	2015
Revenues:
Rental and other revenues from real estate properties	$25,029	$22,319
Other income	611	7
Total revenues	25,640	22,326

Expenses:
Real estate operating expenses	12,446	11,094
Interest expense	6,687	5,531
Advisor’s fees, related party	—	693
Property acquisition costs	—	57
General and administrative	2,597	1,749
Provision for Federal tax	350	—
Depreciation	6,297	4,984
Total expenses	28,377	24,108
Total revenue less total expenses	(2,737)	(1,782)
Gain on sale of real estate	35,838	609
Loss on extinguishment of debt	(799)	—
Income (loss) from continuing operations	32,302	(1,173)
Loss from discontinued operations	—	(1,600)
Net income (loss)	32,302	(2,773)
(Income) loss attributable to non-controlling interests	(16,532)	739
Net income (loss) attributable to common shareholders	$15,770	$(2,034)

Basic and diluted per share amounts attributable to common shareholders:
Income (loss) from continuing operations	$1.13	$(0.09)
Loss from discontinued operations	—	(0.05)
Basic and diluted earnings (loss) per share	$1.13	$(0.14)

Funds from operations - Note 1	$1,886	$1,652
Funds from operations per common share - diluted - Note 2	$0.14	$0.12

Adjusted funds from operations - Note 1	$2,863	$2,266
Adjusted funds from operations per common share - diluted -Note 2	$0.21	$0.17
Weighted average number of common shares outstanding:
Basic and diluted	13,898,626	14,101,056

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31,

	2016	2015
Note 1:
Funds from operations is summarized in the following table:
GAAP Net income (loss) attributable to common shareholders	$15,770	$(2,034)
Add: depreciation of properties	6,297	5,661
Add: our share of depreciation in unconsolidated joint ventures	83	5
Add: amortization of deferred leasing costs	—	14
Deduct: gain on sale of real estate	(35,838)	(609)
Adjustments for non-controlling interests	15,574	(1,385)
NAREIT Funds from operations attributable to common shareholders	$1,886	$1,652

Adjustments for straight line rent accruals	(22)	(62)
Add: loss on extinguishment of debt	799	—
Add: amortization of restricted stock and restricted stock units	324	230
Add: amortization of deferred mortgage costs	301	685
Adjustments for non-controlling interests	(425)	(239)
Adjusted funds from operations attributable to common shareholders	$2,863	$2,266

Note 2:
Funds from operations per share is summarized in the following table:
GAAP Net income (loss) attributable to common shareholders	$1.13	$(0.14)
Add: depreciation of properties	0.46	0.40
Add: our share of depreciation in unconsolidated joint ventures	0.01	—
Add: amortization of deferred leasing costs	—	—
Deduct: gain on sale of real estate asset	(2.58)	(0.04)
Adjustments for non-controlling interests	1.12	(0.10)
NAREIT Funds from operations per common share basic and diluted	0.14	0.12

Adjustments for straight line rent accruals	—	—
Add: loss on extinguishment of debt	0.06	—
Add: amortization of restricted stock and restricted stock units	0.02	0.02
Add: amortization of deferred mortgage costs	0.02	0.04
Adjustments for non-controlling interests	(0.03)	(0.01)
Adjusted funds from operations per common share basic and diluted	$0.21	$0.17